Exhibit 10.3

AMENDMENT NO. 1 TO MANAGEMENT CONTINUITY AGREEMENT

THIS AMENDMENT NO. 1 TO MANAGEMENT CONTINUITY AGREEMENT (the “Amendment”) is made and entered into as of August 24, 2007 by and between Depomed, Inc., a California corporation (the “Company”), and Carl A. Pelzel (“Employee”).

BACKGROUND

A.            Employee and the Company are parties to a Management Continuity Agreement, dated as of June 1, 2006 (the “Agreement”).  Capitalized terms used herein without definition have the meanings given them in the Agreement.

B.            Employee and the Company desire to amend the Agreement as set forth herein.

AGREEMENT

For good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1.             Amendment.  Section 2(b) of the Agreement is hereby amended to read in its entirety as follows:

“(b) Severance. In the event that Employee suffers an Involuntary Termination at any time within twelve months following the effective date of a Change of Control, Employee will be entitled to receive severance benefits as follows:  (A) severance payments during the period from the date of Employee’s termination until the date 24 months after the effective date of the termination (the “Severance Period”) equal to the base salary which Employee was receiving immediately prior to the Change of Control, which payments shall be paid during the Severance Period in accordance with the Company’s standard payroll practices, (B) a lump sum payment as soon as practicable after the date of termination of employment equal to two times the Bonus Amount (as defined below); and (C) continuation of payment by the Company of its portion of the health insurance benefits provided to Employee immediately prior to the Change of Control pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the Severance Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law. In addition, Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment.  For purposes of this Agreement, “Bonus Amount” means Employee’s average annual bonus paid for the Company’s fiscal years (up to three) immediately preceding the Company’s fiscal year in which the termination occurs; provided, however, that (x) only annual bonuses paid to Employee in his capacity as Chief Executive Officer of the Company shall be taken into account for purposes of determining such average annual bonus, (y) any bonus for a partial year shall be prorated for purposes of the determining such average annual bonus (for example, if Employee’s bonus for the last four months of 2007 is $65,000, and his bonus for 2008 is $150,000, the Bonus Amount will be equal to $161,290, which is the quotient of (A) $215,000, divided by (B) 1.333); and (z) if the effective date of a Change of Control occurs prior to the payment to Employee of a bonus for 2007 related to his service as President and CEO in 2007, then the Bonus Amount shall be determined in good faith by the Compensation Committee of the Board of Directors, taking into account the methodology set forth above.”

2.             No Other Amendment.  Except as expressly amended by this Amendment, all other provisions of the Agreement remain in full force and effect.

3.             Effective Date.  The effective date of this Amendment shall be August 27, 2007.

4.             Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Management Continuity Agreement as of the date first above written.

EMPLOYEE	DEPOMED, INC.

/s/ Carl A. Pelzel	By:	/s/ Matthew M. Gosling
Carl A. Pelzel		Matthew M. Gosling
Vice President and General Counsel